Exhibit 10.1

ATTORNEY/CLIENT PRIVILEGED COMMUNICATION

Hand Delivered

September 22, 2009

Rashmi Garde

Dear Rashmi,

This letter will confirm your separation from VMware, Inc. (“VMware”) and the terms of the agreement between you and VMware (“Agreement”) regarding your separation.

If you choose to accept this Agreement, you are required to sign, date and return this Agreement in accordance with, and by the date indicated in, Paragraph 10(f) below.

If you choose not to accept this Agreement, you will still receive all compensation earned by you through and until your last day of Active Employment as well as a refund of your Employee Stock Purchase Plan contributions, if applicable.

For purposes of this Agreement, and unless otherwise specified, “VMware” shall mean VMware, Inc., and its successors and assigns, and each of their respective parents, affiliates and subsidiaries.

For good and sufficient consideration, you and VMware agree as follows:

1. Employment Status and Termination

(a) Your Active Employment with VMware shall end on September 22, 2009. Thereafter, you will continue in an inactive status through and until your Termination Date. Your “Termination Date” will occur at the earliest of the following events:

(i) September 22, 2010;

(ii) the date that you commence “New Employment” as defined below;

(iii) the date you breach any obligation under this Agreement; or

(iv) October 13, 2009 if VMware does not receive the original of this Agreement signed by you, without alteration, by the due date set forth in Paragraph 10(d) below.

(b) For purposes of Paragraph 1(a)(ii), “New Employment” is defined as either full-time or part-time employment or self-employment, including performing consulting services, for any person, firm or entity. New Employment does not include volunteer work for a charitable organization.

(c) You are required to notify VMware’s Senior Vice President, Human Resources in writing prior to commencing New Employment. Such notification shall include the name and address of the new employer, a description of the new employer’s business and the position in which you will be employed.

Rashmi Garde

September 22, 2009

2. Payments

(a) Pay Continuation - VMware will continue to pay you at your base biweekly rate of $11,538.46 through and until December 31, 2009 or until your Termination Date, whichever occurs sooner. Commencing January 1, 2010, VMware will pay you at the biweekly rate of $17,307.69 through and until your Termination Date. Payments will be made on VMware’s regular payroll cycle subject to any restrictions set forth in Section 409A of the Internal Revenue Code, if applicable. The parties hereby acknowledge that your separation from service is an “involuntary separation” for purposes of Section 1.409-1(n) of the Treasury Regulations.

(b) Minimum Payment - In the event that your Termination Date occurs prior to March 22, 2010 by reason of New Employment in accordance with Paragraph 1(a)(ii), you will receive a lump sum payment of the amount that would otherwise be payable under Paragraph 2(a) above for the period between your Termination Date and March 22, 2010.

(c) 2009 Second Half Bonus - You will be paid a 2009 Second Half Bonus at 100% of target in accordance with the terms and conditions of the bonus program. The bonus payment is typically made approximately six (6) weeks following the end of the calendar year.

(d) Taxes - All applicable deductions shall be withheld from the above payments.

3. Authorized Deductions/Reimbursement of Expenses

(a) Authorized Deductions. You hereby authorize VMware to deduct from any payments otherwise due to you under Paragraph 2 above, any monies owed by you to VMware, including but not limited to monies owed for undocumented and unauthorized travel and expense reimbursement, negative vacation balances, loan repayments, overpayments under any applicable compensation plan, and any balance on your Corporate American Express account existing after the date of this Agreement.

(b) Reimbursement of Expenses. You will be reimbursed for authorized business expenses incurred through your last day of Active Employment in accordance with VMware’s travel and expense policies. You agree to provide VMware, within 30 days of your last day of Active Employment, all travel and expense related documentation yet to be submitted by you for which you have received or are seeking payment. Reimbursements payable to you under this Paragraph 3(b) of this Agreement shall be paid to you promptly and in no event later than sixty (60) days from receipt of all supporting documentation.

4. Benefits

(a) Benefit Coverage. Your coverage under the group Legal Plan will terminate effective September 30, 2009. You medical flexible spending plan will continue in accordance with the terms of the plan.

(b) 401(k) Savings Plan. If you are currently a participant, your contributions shall cease at the end of the payroll period in which your last day of Active Employment occurs.

(c) Equity.

(i) VMware Equity - Stock options and restricted stock units granted by VMware shall continue to be eligible to vest through and until your Termination Date. Vested stock options granted by VMware may be exercisable for up to ninety (90) days following your Termination Date subject to the terms of the VMware 2007 Equity and Incentive Plan and grant agreements.

(ii) EMC equity - vested stock options granted by EMC may be exercisable for up to three (3) months following your Termination Date subject to the terms of the EMC 2003 Amended and Restated Stock Plan and grant agreements.

(iii) In the event that you engage in any “Detrimental Activity” as defined in the 2007 VMware Equity and Incentive Plan (“Plan”), you will be subject to VMware’s right of cancellation and rescission under Section 7(d) of the Plan (“Cancellation and Rescission of Awards”) with respect to those grants and awards that are subject to Section 7(d) of the Plan.

Rashmi Garde

September 22, 2009

(iv) You will be subject to the VMware Securities Trading Policy, as amended from time to time, which policy is incorporated into and made a part of this Agreement by reference. Following your last day of Active Employment, you will be subject to the applicable trading black out period commencing at midnight on the day preceding the last three weeks of Q3 2009 and ending one full business day after the release of preliminary or final quarterly results for Q3 2009.

(d) Other Benefits. Unless specifically provided in this Agreement, your eligibility to participate in VMware’s employee benefit plans and programs ceases effective on your last day of Active Employment. You should contact VMware’s Benefits department for information regarding any conversion and/or portability options in connection with your VMware insurance coverages.

5. Employee Agreement

You agree that the VMware Employment, Confidential Information and Invention Assignment Agreement (“Employee Agreement”) which you executed as a condition of your employment with VMware shall continue in full force and effect and is hereby ratified, confirmed in all respects, incorporated into and made a part of this Agreement.

6. Return of Company Materials

On your last day of Active Employment, you shall return to VMWare any and all VMware property including but not limited to “Company Documents” as set forth in the Employee Agreement, computer equipment, corporate credit cards, office and building keys, and identification badge.

7. Release of Claims

(a) In consideration of the pay and benefits which you will receive pursuant to this Agreement, you hereby release, waive and discharge VMware from any and all claims, demands, causes of action, legal disputes, liabilities or damages of any nature whatsoever, both in law and equity, which you have had, now have, or may have in the future, against VMware whether or not either known to you now or discovered by you hereafter (collectively referred to as “Claims”).

(b) This general release of Claims includes, without limitation, all Claims relating to your employment and termination of employment with VMware, the compensation and benefits provided to you by Vmware, all contract and tort Claims, all Claims for reinstatement, severance pay, attorney’s fees or costs, all Claims for retaliation of any kind, any dispute or controversy subject to arbitration under the Employee Agreement, all Claims under Title VII of the Civil Rights Act, the Americans With Disabilities Act (“ADA”), the federal Age Discrimination in Employment Act (“ADEA”), the Older Workers’ Benefit Protection Act (“OWBPA”), and Claims under all other local, state or federal non-discrimination, civil rights, employment and equal rights laws, and any other constitutional, statutory or common laws.

(c) Notwithstanding anything to the contrary contained herein, this release does not include and will not preclude (i) claims under the Employee Retirement Income Security Act (29 U.S.C. §1001 et seq.) for vested benefits under the VMware 401(k) plan or other qualified retirement plan; (ii) claims for benefits under state workers’ compensation statutes; (iii) claims under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”); (iv) claims, actions, or rights arising under or to enforce the terms of this Agreement; and (v) any claim that cannot be released under applicable law. Claims not released pursuant to this Paragraph 7(c) shall be subject to the arbitration provision of the Employee Agreement to the fullest extent permitted by law.

(d) You agree to accept the provisions set forth in this Agreement in full satisfaction of all Claims, including but not limited to all claims for compensation or benefits, which you may have against VMware. The parties agree that this provision is intended to release VMware from any and all liability to the fullest extent permitted by law.

Rashmi Garde

September 22, 2009

(e) You expressly waive and release any and all rights and benefits under Section 1542 of the Civil Code of the State of California, which reads as follows: “A general release does not extend to claims which the creditor [Employee] does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the debtor [Employer].”

(f) You agree and represent that no complaint, lawsuit or investigation has been brought, filed or initiated by you or by any agent or representative in any local, state or federal court or governmental agency. You hereby agree that neither you nor any representative or agent will ever assert in any forum any claim as to which this release of claims may lawfully be applied. You hereby agree, to the fullest extent permitted by law, that you will not join, assist, or participate in any lawsuit or class action brought or filed against VMware. Nothing in this Agreement shall be construed to prevent you from lodging a complaint or filing an administrative charge with a government agency or from participating in any government investigation. To the extent that the law permits you to file a Claim with any governmental or administrative agency notwithstanding this Release of Claims, or that a Claim is pursued on your behalf by any governmental or administrative agency, you hereby agree not to seek or accept any damages, remedies or other relief with respect to the Claims released in this Agreement.

(g) For purposes of this release of claims, “VMware” shall be deemed to include VMware, Inc., its, predecessors, successors and assigns, their parents, affiliates and subsidiaries (including any corporation controlling, controlled by or under common control with VMware), and each of their past, present and future directors, officers, stockholders, agents and employees, both individually and in their official capacities.

(h) You agree to this release on behalf of yourself and your executors, heirs, administrators, assigns, representatives and anyone else claiming by, through or under yourself.

(i) You agree that neither this Agreement nor performance of the Agreement constitutes admission by either party of any violation of any law, statute, regulation, common law, breach of contract, or any other wrong-doing of any type.

8. Confidentiality/Non-Disparagement/Cooperation

(a) Except as required by law and as otherwise provide below, you agree not to disclose the facts and circumstances leading to any Claims as defined by Paragraph 7(a) of this Agreement, to any person, firm or entity, except to your spouse, accountant(s), financial planner(s) and attorney(s), and to them only if they agree to such facts and circumstances confidential.

(b) You agree not to disparage VMware, its management, products or strategy. The obligation of non-disparagement set forth in this section includes disparagement in any form or forum, including book, television, radio, or other public media, creation or use of a web site or other internet feature, or statements in the press or any trade press. You are permitted to provide truthful information in response to a legal subpoena or other legal process.

(c) You agree to cooperate with VMware and its legal counsel in connection with any current or future litigation, investigation or other legal matters involving VMware about which you have knowledge or information and to make yourself available at mutually convenient times and reasonable locations. VMware will reimburse you for reasonable travel expenses incurred by you as a result of and directly related to your cooperation.

(d) You further agree to execute and deliver at all times hereafter, upon the request of VMware, such instruments of transfer, resignations or other documents and take such other action, all as may be reasonably required by VMware to properly effectuate the actions contemplated by this Agreement.

(e) Your obligations under this Paragraph 8 shall continue after your Termination Date.

Rashmi Garde

September 22, 2009

9. Breach

In addition to VMware’s other rights and remedies, in the event that you breach your obligations under this Agreement, and to the fullest extent permitted by law: (a) all payment and benefit obligations of VMware under this Agreement shall immediately cease; (b) you will be required to repay VMware all compensation and the value of all benefits received by you under this Agreement; and (c) you will be liable for all costs and attorneys fees incurred by VMware in enforcing its rights under this Agreement.

10. Miscellaneous

(a) This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to its conflict of law provisions. All modifications and changes to this Agreement must be set forth in a separate document signed by the parties hereto. If any term or provision of this Agreement shall be held to be invalid or unenforceable, then the remainder of the Agreement shall not be affected thereby, and shall be valid and enforced to the fullest extent permitted by law. Notwithstanding the forgoing sentence, if you obtain an order from a court or arbitration panel of competent jurisdiction that the release of claims herein is invalid or unenforceable, you recognize and acknowledge that VMware’s obligation to provide pay or benefit continuation hereunder shall be invalid and unenforceable as well, and VMware will in that event be entitled to cease performing under this Agreement. This Agreement sets forth the entire agreement between the parties as to the subject matter hereof and, except as specifically provided herein, supersedes all previous offers and agreements whether verbal or in writing.

(b) By signing this Agreement, you acknowledge that you are not relying on any representations of any representative of VMware concerning the meaning of this Agreement. In the event of any dispute, the terms of this Agreement will be given their fair meaning, and will not be construed strictly for or against either you or VMware. This Agreement shall be binding upon and inure to the benefit of each of the parties and upon their respective heirs, administrators, representatives, executors, successors and assigns.

(c) THIS AGREEMENT INCLUDES A RELEASE BY YOU OF CERTAIN RIGHTS, AND A COMMITMENT NOT TO SUE VMWARE. YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT. YOU AGREE THAT VMWARE ALLOWED YOU SUFFICIENT TIME TO REVIEW THIS AGREEMENT AND TO CONSIDER THE CONSEQUENCES OF SIGNING IT. YOU AGREE THAT THE CONSIDERATION GIVEN PURSUANT TO THIS AGREEMENT IS IN EXCESS OF ANY AMOUNTS OWED TO YOU BY THE COMPANY UNDER ITS NORMAL POLICIES, PROCEDURES AND BENEFIT PLANS. YOU ACKNOWLEDGE THAT YOU HAVE READ THIS AGREEMENT, THAT YOU UNDERSTAND ALL OF ITS PROVISIONS, AND THAT YOU ARE ENTERING INTO IT VOLUNTARILY.

(d) You acknowledge that you have been given the opportunity, if you so desired, to consider this Agreement for twenty-one (21) days from your receipt before executing it. If you execute this Agreement before the twenty-one (21) day period expires, you acknowledge that you did so voluntarily and that you had the opportunity to consider the Agreement for the entire twenty-one (21) day period.

(e) For a period of seven (7) days following the date you sign this Agreement, you may revoke the Agreement, and the Agreement shall not become effective or enforceable until the revocation period has expired. If you breach any of the conditions of the Agreement prior to the effective date of this Agreement, the offer of this Agreement will be withdrawn and your execution of the Agreement will not be valid.

Rashmi Garde

September 22, 2009

(f) If you choose to accept this Agreement, please sign and date this Agreement in the space provided below and return it, without amendment, to Betsy Sutter, Senior Vice President, Human Resources, VMware, Inc.,3401 Hillview Ave., Palo Alto, CA 94304 by on or before October 13, 2009.

Very truly yours,

VMWARE, INC.

By:	/s/ Tod Nielsen
Tod Nielsen, Chief Operating Officer

Agreed to by:

/s/ Rashmi Garde	October 13, 2009
Rashmi Garde	Date